EXHIBIT 5.1

24 July 2013

Fleetmatics Group Public Limited Company

Block C

Cookstown Court

Belgard Road

Tallaght

Dublin 24

Ireland

Re: Fleetmatics Group Public Limited Company

Dear Sirs

We have acted as counsel for Fleetmatics Group Public Limited Company, an Irish public limited company (the “Company”), in connection with:

(a)	the public offering by the Company of certain ordinary shares in its capital, par value €0.015 per share (the “Primary Shares”); and

(b)	the sale by certain shareholders of the Company of further ordinary shares in its capital, par value €0.015 per share (the “Secondary Shares” and, together with the Primary Shares, the “Offered Shares”)

in each case pursuant to (i) the Company’s Registration Statement on Form F-1 (File No. 333189699), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on 28 June 2013, as amended, including the information deemed to be included in it at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the “Securities Act”) (referred to in this letter as the “Earlier Registration Statement,” and the prospectus included in it, as filed pursuant to Rule 424(b) under the Securities Act, is referred to in this letter as the “Prospectus”) and (ii) the Company’s Registration Statement filed pursuant to Rule 402(b) of the Securities Act relating to such Earlier Registration Statement on today’s date (together with the Earlier Registration Statement, the “Registration Statement”).

The above described transactions are referred to in this letter as the “Transactions”.

All references to “Ireland” in this letter are to the Republic of Ireland and exclude Northern Ireland.

We have reviewed the documents listed in the schedule to this letter (the “Documents”).

Other than as set out in paragraph 2 below, we express no opinion on any taxation matters.

The opinions set out in this letter relate only to the laws of Ireland as are in force on the date of this letter. Accordingly, we express no opinion with regard to any laws other than the laws of Ireland as applied by the Irish courts as at the date of this letter. Without prejudice to the generality of the foregoing, we express no opinion on European Community law as it affects any jurisdiction other than Ireland or with respect to (i) U.S. state securities or “Blue Sky” laws or (ii) U.S. state or federal anti-fraud laws. This letter is governed by and will be construed in accordance with the laws of Ireland as at the date hereof.

We have made no investigation of, and express no opinion as to, the laws of any jurisdiction other than Ireland, which would or might affect our opinions as stated herein.

This letter is strictly limited to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

1	Opinion

Based upon the foregoing and solely upon our review of the Documents and subject to the assumptions set out below, we are of the opinion that:

1.1	the Primary Shares, as contemplated by the Registration Statement and the Prospectus, have been duly authorised by all necessary corporate action of the

Company and, on the issuance and allotment of the Primary Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Primary Shares have been issued credited as fully paid), delivery and payment therefor by the relevant purchasers in accordance with the memorandum and articles of association of the Company and in the manner contemplated by the Registration Statement, the Prospectus and the Underwriting Agreement to be entered into between the Company and the Underwriters listed in Schedule A to the Underwriting Agreement (the “Underwriting Agreement”), the Primary Shares will be validly created, legally issued, fully paid and will not be subject to calls for any additional payments (“non-assessable”); and

1.2	the Secondary Shares, as contemplated by the Registration Statement and the Prospectus, have been duly authorised by all necessary corporate action of the Company, have been validly created and are legally issued, fully paid and are not subject to calls for any additional payments (“non-assessable”).

2	Tax Opinion

Based upon the foregoing and solely upon our review of the Documents and subject to the additional assumptions set out below, the statements in the Prospectus under the caption “Taxation – Taxation in Ireland”, insofar as such statements constitute matters of law or legal conclusions constitute the opinion of Maples and Calder as of the date hereof as to the material Irish tax issues relating to the ownership and disposition of the Offered Shares.

3	Assumptions

In giving this letter, we have relied (without further verification) upon the completeness and accuracy of the Documents. We have also relied upon the following assumptions, which we have not independently verified:

3.1	that copy documents, conformed copies or drafts of documents provided to us and comprised in the Documents are true and complete copies of, or the final forms of, the originals;

3.2	that all signatures, initials and seals are genuine;

3.3	that the memorandum and articles of association of the Company are correct and up to date;

3.4	the truth, accuracy and completeness of each of the statements of matters of fact contained in the Documents;

3.5	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transactions or in any way bear upon or are inconsistent with the opinions set out in this letter;

3.6	the accuracy of the statements and representations of directors, officers and other representatives of the Company as to factual matters and the accuracy of the registers and corporate records of the Company;

3.7	the Company will receive consideration in money or money’s worth for each Primary Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement and the Prospectus, such price in any event not being less than the stated par or nominal value of each Primary Share;

3.8	that, on the issuance and allotment by the Company of each Secondary Share, the Company received consideration in money or money’s worth for each Secondary Share, such worth in any event not being less than the stated par or nominal value of each Secondary Share and where any Secondary Shares were issued and allotted pursuant to any of the Company’s approved option schemes, such Secondary Shares were issued and allotted in accordance with the relevant option scheme and any related award letters or agreements;

3.9	each of the Registration Statement and the Underwriting Agreement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Offered Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of Ireland);

3.10	the choice of the laws of the state of New York as the governing law of the Underwriting Agreement has been made in good faith and would be regarded as a valid and legally binding selection which will be upheld by the courts of New York and any other relevant jurisdiction (other than Ireland) as a matter of the laws of New York and all other relevant laws (other than the laws of Ireland);

3.11	the lack of bad faith and absence of fraud, coercion, duress, undue influence or mistake on the part of any of the Company, its officers, directors, employees, agents and advisers (excluding Maples and Calder);

3.12	that the Company has entered into the Transactions in good faith, for its legitimate business purposes, for good consideration and that it derives commercial benefit from the Transactions commensurate with the risks undertaken by it in the Transactions;

3.13	that the representations and warranties of the Company in the Underwriting Agreement are true and accurate;

3.14	that the proceedings described in the minutes of the meetings of the board of directors of the Company dated 18 September 2012 were duly conducted as so described, the meeting referred to therein was duly constituted and convened, those present at that meeting acted in good faith and each of the resolutions with respect to the Transactions passed at that meeting was duly adopted and has not been revoked or varied and remains in full force and effect as confirmed by the Corporate Certificate (as defined in the schedule to this letter);

3.15	that the written resolutions of the board of directors of the Company dated 27 June 2013 were duly passed and approved, have not been revoked or varied and remain in full force and effect as confirmed by the Corporate Certificate;

3.16	that the written resolutions of committees of the board of directors of the Company dated 21 September 2012, 4 October 2012 and 24 July 2013 were duly passed and approved, have not been revoked or varied and remain in full force and effect as confirmed by the Corporate Certificate;

3.17	that the written resolutions of a committee of the board of directors of Fleetmatics Group Limited dated 21 September 2012 were duly passed and approved, have not been revoked or varied and remain in full force and effect as confirmed by the Corporate Certificate;

3.18	that the written resolutions of the shareholders of the Company dated 21 September 2012 were duly passed and approved, have not been revoked or varied and remain in full force and effect as confirmed by the Corporate Certificate;

3.19	that, to the extent that the Company has issued or will issue any shares in its capital fully paid by way of capitalisation of reserves, it had or will have at the time of any such issue, adequate reserves in order to make such issue;

3.20	that all relevant authorisations, approvals, consents and licences required in any jurisdiction (other than Ireland) and all formalities and requirements of the laws of any relevant jurisdictions (other than Ireland) and any regulatory authority therein applicable to the Transactions:

(a)	have been made, done or obtained, as the case may be; and

(b)	have been and will be complied with,

(and in each case (where applicable) (i) they are in full force and effect and (ii) were made, done and obtained or complied with within any applicable time period); and

3.21	there is nothing under any law (other than the laws of Ireland), which would or might affect the opinions herein appearing and that none of the opinions expressed in this letter will be affected by the laws (including the public policy) of any jurisdiction outside Ireland.

This letter is given solely for your benefit and may not be relied upon by any other person without our prior written consent provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm in the Prospectus under the heading “Legal Matters”.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Schedule

Documents

1	Underwriting Agreement

2	Registration Statement

3	Prospectus

(all as defined in this letter)

4	Minutes of the meetings of the board of directors of the Company dated 18 September 2012

5	Written resolutions of the board of directors of the Company dated 27 June 2013

6	Written resolutions of committees of the board of directors of the Company dated 21 September 2012, 4 October 2012 and 24 July 2013

7	Written resolutions of a committee of the board of directors of Fleetmatics Group Limited dated 21 September 2012

8	Written resolutions of the board of directors of the Company dated 29 January 2013

9	Written resolutions of the shareholders of the Company dated 21 September 2012

10	Memorandum and articles of association of the Company as at 24 July 2013

11	Corporate Certificate of general counsel to the Company dated 24 July 2013 (“Corporate Certificate”)

12	Company file maintained by Computershare confirming the Company’s issued share capital and its membership as at 23 July 2013

13	The result of searches made by independent law searchers on our behalf against the Company and each of the Subsidiaries on 22 July 2013 in:

(a)	the Judgments Office of the Central Office of the High Court;

(b)	the Petitions Section of the Central Office of the High Court; and

(c)	the Irish Companies Registration Office (the “Searches”).

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